UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	December 11, 2006

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

        (e)   Shareholders of Harley-Davidson, Inc. (the “Company”) have approved the Harley-Davidson, Inc. Amended Corporate Short Term Incentive Plan and the Harley-Davidson, Inc. Employee Short Term Incentive Plan.

        On December 11, 2006, the Human Resources Committee (the “Committee”) of the Board of Directors of the Company established short term incentive criteria for 2007 for the Company’s principal executive officer, the Company’s principal financial officer and two others who are named executive officers of the Company identified in the Company’s proxy statement for its annual meeting of shareholders held on April 29, 2006, filed on Schedule 14A with the Securities and Exchange Commission (the “Commission”) on March 30, 2006. The two others are the Company’s Vice President, General Counsel and Secretary and the Company’s Vice President and Treasurer. Short term incentive awards for 2007 will be based on the growth rate of earnings per share.

        The Committee also established short term incentive criteria for 2007 for approximately 8,800 employees of Harley-Davidson Motor Company, which is comprised of Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc. These employees include the President and Chief Operating Officer of Harley-Davidson Motor Company, who is a named executive officer of the Company identified in the Company’s proxy statement for its annual meeting of shareholders held on April 29, 2006, filed on Schedule 14A with the Commission on March 30, 2006. Short term incentive awards for 2007 will be based on strategic measures (quality and retail sales) and the growth rate of earnings before interest and taxes.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: December 15, 2006	By: /s/ Gail A. Lione
Gail A. Lione
Vice President, General Counsel and Secretary